JKHY Second Quarter Net Income Increases 7%
January 31, 2012

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES SECOND QUARTER ENDS WITH
7% INCREASE IN NET INCOME

Monett, MO, January 31, 2012 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced second quarter fiscal 2012 results with a 5% increase in revenue, an increase of 4% in gross profit and a 7% increase in net income over the second quarter of fiscal 2011. For the first six months of fiscal 2012, revenue increased 6%, with an increase of 6% in gross profit, and an increase of 11% in net income compared to last year.
For the quarter ended December 31, 2011, the company generated total revenue of $255.9 million compared to $242.6 million in the same quarter a year ago. Gross profit increased to $107.4 million from $102.8 million in the second quarter of last fiscal year. Net income in the current year was $38.5 million, or $0.44 per diluted share, compared to $36.0 million, or $0.42 per diluted share in the same quarter a year ago.
For the first half of fiscal 2012, total revenue of $504.2 million was generated compared to $477.5 million in the first half of fiscal 2011. Gross profit increased to $211.8 million compared to $199.9 million during the same period last fiscal year. Net income for the first half of fiscal 2012 totaled $75.0 million, or $0.86 per diluted share, compared to $67.8 million, or $0.79 per diluted share for the same six months in fiscal 2011.
According to Jack Prim, CEO, “This quarter represents continued solid execution on all fronts. We grew revenue, lowered operating expenses and improved customer satisfaction metrics. Although we still see some residual impacts from failed banks in previous periods, we are encouraged by the continued gradual improvement in the economic environment and improved spending trends in our Customer base.”

Operating Results
“We continue to have a very solid fiscal 2012 with record revenue, gross profit, net income and backlog for the quarter,” stated Tony Wormington, President. “We had solid contributions from our Support and Services line of revenue, which represents 88% of our total revenue. Within this line we continue to see strong growth in our payments business with 9% growth for the quarter compared to the same quarter a year ago, and 10% growth year to date. Overall our Support and Services revenue grew 6% for the quarter compared to a year ago and grew 5% for the first half.”
License revenue for the second quarter decreased to $13.6 million, or 5% of second quarter total revenue, from $15.5 million, or 6% of second quarter total revenue a year ago. Support and service revenue increased 6% to $225.6 million, or 88% of total revenue in second quarter of fiscal 2012 from $212.4 million, or 88% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $7.0 million or 9% in the second quarter compared to the same quarter a year ago. Hardware sales in the second quarter of fiscal 2012 increased 13% to $16.7 million (7% of total revenue), from $14.8 million (6% of total revenue) in the second quarter of last fiscal year.
For the first half of fiscal 2012, license revenue increased 4% to $25.8 million, or 5% of total revenue, from $24.9 million, or 5% of total revenue a year ago. There was growth in all components of support and service revenue in the first half of fiscal 2012 resulting in a 5% increase in support and service revenue, which expanded to $445.9 million in the first half of fiscal 2012 from $423.0 million for the same period a year ago. Support and service as a percentage of total revenue decreased slightly to 88% of fiscal 2012 first half revenue from 89% last year. Hardware sales in the first six months of fiscal 2012 increased 10% to $32.5 million, from $29.6 million. Hardware revenue was 6% of total revenue in both periods.
Cost of sales for the second quarter increased 6% to $148.4 million from $139.8 million for the second quarter in fiscal 2011. Gross profit increased 4% to $107.4 million for the second quarter this fiscal year from $102.8 million last year. Gross margin was 42% in both periods.
Cost of sales for the six months ended December 31, 2011 increased 5%, to $292.4 million from $277.6 million for the same period ended December 31, 2010. Gross profit for the first half of fiscal 2012 increased 6% to $211.8 million compared to $199.9 million last year. Gross margin was 42% for both year-to-date periods.

JKHY Second Quarter Net Income Increases 7%
January 31, 2012

Gross margin on license revenue for the second quarter of fiscal 2012 was 92% compared to 87% in the second quarter of fiscal 2011. For the six months ended December 31, 2011 gross margin on license was 91% compared to 87% in the same period a year ago. The change in license gross margin is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 40% in the second quarter of both fiscal 2012 and fiscal 2011. The support and service gross margin was 40% in both six month periods ending December 31, 2011 and 2010. Hardware gross margins increased for the second quarter at 31% compared to 26% for the same quarter last year. Hardware gross margins also increased to 29% for the six month period this fiscal year, from 27% in the six month period last fiscal year.
Operating expenses decreased 3% in the second quarter of fiscal 2012 compared to the same quarter a year ago primarily due to decreased general and administrative expenses. Selling and marketing expenses increased 7% in the current year second quarter to $18.2 million, or 7% of total revenue, from $17.0 million, or 7% of prior year second quarter revenue. Research and development expenses decreased 5% to $15.1 million, or 6% of total revenue, from $15.8 million, or 7% of total revenue, for the second quarter in fiscal 2011. General and administrative costs decreased 11% in the current year second quarter to $13.4 million, or 5% of total revenue, from $15.0 million, or 6% of total revenue, in the second quarter of fiscal 2011.
For the first half of fiscal 2012, operating expenses increased 1% to $93.3 million, compared to $92.1 million for the same period a year ago, primarily due to increased commission expenses in line with increased revenue. Selling and marketing expenses increased 11% in the six months ended December 31, 2011 to $36.9 million from $33.3 million in the prior year, and remained at 7% of revenue for both fiscal years. Research and development expenses decreased 4% to $30.0 million for fiscal 2012 year to date, from $31.2 million last year. Research and development expenses decreased to 6% of total revenue from 7% of total revenue in the prior year. General and administrative costs decreased 4% to $26.3 million in the first half of fiscal year 2012, from $27.5 million for the same period a year ago, and also decreased to 5% of total revenue in fiscal 2012 from 6% in fiscal 2011.
Operating income increased 11% to $60.8 million, or 24% of second quarter revenue, compared to $55.0 million, or 23% of revenue in the second quarter of fiscal 2011. Provision for income taxes increased 27% in the current second quarter compared to the same quarter in fiscal 2011 and is 35.2% of income before income taxes this quarter compared to 31.4% of income before income taxes for the same period in fiscal 2011. The prior year percentage was lower due primarily to the Research and Experimentation Credit ("R&E Credit"), which was retroactively extended from January 1, 2010 to December 31, 2011 during the second quarter of fiscal 2011. First quarter net income totaled $38.5 million, or $0.44 per diluted share, compared to $36.0 million, or $0.42 per diluted share in the second quarter of fiscal 2011.
Operating income increased 10% to $118.6 million for the first six months of fiscal 2012 compared to $107.8 million for the same period a year ago. Year to date operating income was 24% of total revenue, a slight increase from 23% last fiscal year. Provision for income taxes increased to 35.3% year to date in fiscal 2012 compared to 33.8% year to date in fiscal 2011. First half net income totaled $75.0 million for fiscal 2012, or $0.86 per diluted share, compared to $67.8 million, or $0.79 per diluted share, for fiscal 2011.
According to Kevin Williams, CFO, “The overall results for the quarter were again ahead of our internal budget. Total revenue was slightly ahead for both the quarter and year to date, but remains within 1% of plan. However, as our Managers and Associates continue to do an outstanding job of controlling our overall costs, our gross and operating profits are both ahead of our internal budget for the quarter and first half of the year.”
For the second quarter of 2012, the bank systems and services segment revenue increased 4% to $195.7 million from $189.0 million in the same quarter last year. Gross margin was 42% in the current fiscal year, compared to 43% in the same three month period last year. The credit union systems and services segment revenue increased 12% to $60.1 million with a gross margin of 41% for the second quarter of 2012 from $53.6 million and a gross margin of 39% in the same period a year ago.
For the six months ended December 31, 2011, the bank systems and services segment revenue increased 3% to $382.9 million from $370.9 million with a gross margin of 42% for the current period compared to 43% a year ago. The credit union systems and services segment revenue increased 14% to $121.3 million for the first half of fiscal 2012 from $106.6 million in the same period a year ago, with gross margin increasing to 41% in the current year, compared to 38% for the same six month period last year.

Balance Sheet, Cash Flow, and Backlog Review
At December 31, 2011, cash and cash equivalents increased to $95.2 million from $46.9 million at December 31, 2010. Trade receivables decreased slightly to $126.6 million from $126.8 million a year ago. Current and long term debt decreased from $244.9 million a year ago to $147.0 million at December 31, 2011 primarily due to the repayment of the revolving loan. Deferred revenue increased $1.3 million or 1% to $191.3 million at December 31, 2011, compared to $190.0 million a year ago. Stockholders' equity increased 15% to $944.4 million at December 31, 2011, compared to $819.1 million a year ago.
Backlog increased 11% at December 31, 2011 to $378.8 million ($73.7 million in-house and $305.0 million outsourcing) from $342.7 million ($78.7 million in-house and $264.0 million outsourcing) at December 31, 2010. Backlog increased 5% when compared to September 30, 2011, which was $361.2 million ($73.2 million in-house and $288.0 million outsourcing).

JKHY Second Quarter Net Income Increases 7%
January 31, 2012

Cash provided by operations totaled $96.3 million in the current year compared to $85.8 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Six Months Ended
	December 31,
	2011	2010
Net income	$74,999	$67,816
Non-cash expenses	54,155	48,506
Change in receivables	80,910	81,623
Change in deferred revenue	(103,784)	(85,601)
Change in other assets and liabilities	(10,019)	(26,515)
Net cash provided by operating activities	$96,261	$85,829
Cash used in investing activities for fiscal 2012 of $32.6 million included capital expenditure on facilities and equipment of $18.9 million and $15.7 million for the development of software. Cash used in investing activities for fiscal 2011 was $27.6 million and included capital expenditures of $15.5 million, and capitalized software development of $12.1 million.
During fiscal 2012, net cash used in financing activities for the current fiscal year is $31.5 million and includes repayments on our credit facilities of $18.0 million and the payment of dividends of $18.2 million. Cash used in financing activities was partially offset by net proceeds of $4.7 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash provided by financing activities for the prior fiscal year was $136.9 million and includes repayments on our credit facilities of $135.3 million and dividends paid of $16.3 million, partially offset by net proceeds of $14.3 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its solutions serve more than 11,300 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms.  Additional information is available at www.jackhenry.com. The company will hold a conference call on February 1, 2012; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Second Quarter Net Income Increases 7%
January 31, 2012

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended			Six Months Ended
	December 31,		% Change	December 31,		% Change
	2011	2010		2011	2010
REVENUE
License	$13,552	$15,460	(12)%	$25,816	$24,919	4%
Support and service	225,609	212,378	6%	445,879	422,988	5%
Hardware	16,697	14,797	13%	32,501	29,550	10%
Total	255,858	242,635	5%	504,196	477,457	6%
COST OF SALES
Cost of license	1,115	2,079	(46)%	2,242	3,257	(31)%
Cost of support and service	135,833	126,857	7%	266,956	252,663	6%
Cost of hardware	11,501	10,880	6%	23,162	21,685	7%
Total	148,449	139,816	6%	292,360	277,605	5%
GROSS PROFIT	107,409	102,819	4%	211,836	199,852	6%
Gross Profit Margin	42%	42%		42%	42%
OPERATING EXPENSES
Selling and marketing	18,164	16,979	7%	36,918	33,341	11%
Research and development	15,075	15,837	(5)%	30,011	31,227	(4)%
General and administrative	13,382	15,014	(11)%	26,322	27,520	(4)%
Total	46,621	47,830	(3)%	93,251	92,088	1%
OPERATING INCOME	60,788	54,989	11%	118,585	107,764	10%
INTEREST INCOME (EXPENSE)
Interest income	106	32	231%	234	49	378%
Interest expense	(1,448)	(2,487)	(42)%	(2,904)	(5,379)	(46)%
Total	(1,342)	(2,455)	(45)%	(2,670)	(5,330)	(50)%
INCOME BEFORE INCOME TAXES	59,446	52,534	13%	115,915	102,434	13%
PROVISION FOR INCOME TAXES	20,921	16,489	27%	40,916	34,618	18%
NET INCOME	$38,525	$36,045	7%	$74,999	$67,816	11%
Diluted net income per share	$0.44	$0.42		$0.86	$0.79
Diluted weighted average shares outstanding	87,371	86,523		87,253	86,335

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2011	2010
Cash and cash equivalents				$95,202	$46,871	103%
Receivables				126,600	126,827	—%
Total assets				1,463,602	1,397,646	5%

Accounts payable and accrued expenses				$55,838	$48,746	15%
Current and long term debt				147,021	244,932	(40)%
Deferred revenue				191,320	190,016	1%
Stockholder's Equity				944,447	819,147	15%